Exhibit 99.1

Caesars Resort Collection, LLC
Quarterly Report For the Three and Six Months Ended June 30, 2020

CAESARS RESORT COLLECTION, LLC

PART I—FINANCIAL INFORMATION
Item 1. Unaudited Financial Statements

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

(In millions)	June 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents ($84 and $28 attributable to our VIEs)	$646	$960
Restricted cash	22	11
Receivables, net ($10 and $15 attributable to our VIEs)	108	132
Due from affiliates, net ($64 and $68 attributable to our VIEs)	64	68
Prepayments and other current assets ($59 and $58 attributable to our VIEs)	117	116
Inventories	14	13
Total current assets	971	1,300
Property and equipment, net ($135 and $153 attributable to our VIEs)	6,686	6,752
Goodwill	1,887	1,887
Intangible assets other than goodwill	1,562	1,570
Prepaid management fees to related parties	127	132
Deferred charges and other assets ($28 and $31 attributable to our VIEs)	329	329
Total assets	$11,562	$11,970

Liabilities and Member's Equity
Current liabilities
Accounts payable ($46 and $57 attributable to our VIEs)	$116	$232
Due to affiliates, net ($0 and $106 attributable to our VIEs)	—	110
Accrued expenses and other current liabilities ($125 and $167 attributable to our VIEs)	541	653
Interest payable	26	20
Contract liabilities ($80 and $73 attributable to our VIEs)	108	129
Current portion of financing obligations	14	12
Current portion of long-term debt	47	47
Total current liabilities	852	1,203
Financing obligations	1,088	1,095
Long-term debt	7,137	6,177
Long-term debt to related party ($15 and $15 attributable to our VIEs)	15	15
Deferred income taxes	589	520
Deferred credits and other liabilities ($19 and $14 attributable to our VIEs)	429	391
Total liabilities	10,110	9,401
Commitments and contingencies (Note 6)
Member’s equity
CRC member’s equity	1,452	2,565
Noncontrolling interests	—	4
Total member’s equity	1,452	2,569
Total liabilities and member’s equity	$11,562	$11,970

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2019	2020	2019
Revenues
Casino	$62	$461	$444	$899
Food and beverage	10	208	175	414
Rooms	12	262	222	513
Other revenue	20	136	117	249
Net revenues	104	1,067	958	2,075
Operating expenses
Direct
Casino	77	252	307	490
Food and beverage	15	139	140	272
Rooms	14	79	90	156
Property, general, administrative, and other	82	234	327	465
Management fees to related parties	4	10	12	21
Depreciation and amortization	109	100	221	206
Corporate expense	19	25	41	54
Other operating costs	16	9	30	21
Total operating expenses	336	848	1,168	1,685
Income/(loss) from operations	(232)	219	(210)	390
Interest expense	(106)	(104)	(208)	(210)
Other income	4	—	8	1
Income/(loss) before income taxes	(334)	115	(410)	181
Income tax benefit/(provision)	72	(27)	91	(45)
Net income/(loss)	$(262)	$88	$(319)	$136

Comprehensive income/(loss)
Change in fair market value of interest rate swaps, net of tax	$6	$(35)	$(46)	$(52)
Other comprehensive income/(loss), net of income taxes	6	(35)	(46)	(52)
Comprehensive income/(loss)	$(256)	$53	$(365)	$84

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED STATEMENTS OF MEMBER’S EQUITY
(UNAUDITED)

	CRC Member’s Equity
(In millions)	Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total CRC Member’s Equity	Noncontrolling Interests	Total Member’s Equity
Balance as of December 31, 2019	$4,080	$(1,461)	$(54)	$2,565	$4	$2,569
Net loss	—	(57)	—	(57)	—	(57)
Income tax-related distributions to parent	(27)	—	—	(27)	—	(27)
Transactions with parent	(2)	—	—	(2)	—	(2)
Other comprehensive loss, net of tax	—	—	(52)	(52)	—	(52)
Stock-based compensation and other	4	—	—	4	—	4
Change in noncontrolling interest, net of distributions and contributions	—	—	—	—	(4)	(4)
Other	—	(3)	—	(3)	—	(3)
Balance as of March 31, 2020	4,055	(1,521)	(106)	2,428	—	2,428
Net loss	—	(262)	—	(262)	—	(262)
Income tax-related distributions to parent	(93)	—	—	(93)	—	(93)
Transactions with parent	(632)	—	—	(632)	—	(632)
Other comprehensive income, net of tax	—	—	6	6	—	6
Stock-based compensation and other	5	—	—	5	—	5
Balance as of June 30, 2020	$3,335	$(1,783)	$(100)	$1,452	$—	$1,452

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED STATEMENTS OF MEMBER’S EQUITY
(UNAUDITED)

	CRC Member’s Equity
(In millions)	Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total CRC Member’s Equity	Noncontrolling Interests	Total Member’s Equity
Balance as of December 31, 2018	$4,028	$(1,383)	$(13)	$2,632	$29	$2,661
Net income	—	48	—	48	—	48
Income tax-related contributions by parent	16	—	—	16	—	16
Other comprehensive loss, net of tax	—	—	(17)	(17)	—	(17)
Stock-based compensation and other	8	—	—	8	—	8
Change in noncontrolling interest, net of distributions and contributions	—	—	—	—	(5)	(5)
Balance as of March 31, 2019	4,052	(1,335)	(30)	2,687	24	2,711
Net income	—	88	—	88	—	88
Income tax-related contributions by parent	22	—	—	22	—	22
Other comprehensive loss, net of tax	—	—	(35)	(35)	—	(35)
Stock-based compensation and other	9	—	—	9	—	9
Change in noncontrolling interest, net of distributions and contributions	—	—	—	—	(5)	(5)
Balance as of June 30, 2019	$4,083	$(1,247)	$(65)	$2,771	$19	$2,790

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(In millions)	2020	2019
Cash flows provided by/(used in) operating activities	$(388)	$540
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(211)	(327)
Payments to acquire certain gaming rights	(17)	—
Cash flows used in investing activities	(228)	(327)
Cash flows from financing activities
Proceeds from long-term debt and revolving credit facility	975	—
Repayments of long-term debt and revolving credit facility	(23)	(124)
Transactions with parent	(634)	—
Financing obligation payments	(5)	(5)
Cash flows provided by/(used in) financing activities	313	(129)
Net increase/(decrease) in cash, cash equivalents, and restricted cash	(303)	84
Cash, cash equivalents, and restricted cash, beginning of period	971	339
Cash, cash equivalents, and restricted cash, end of period	$668	$423

Supplemental Cash Flow Information:
Cash paid for interest	$197	$209
Cash refunded for income taxes	—	(4)
Non-cash investing and financing activities:
Change in accrued capital expenditures	(86)	(38)
Contribution from parent in settlement of taxes	120	38

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

In this report, the name “CRC LLC” refers to the parent holding company, Caesars Resort Collection, LLC, exclusive of its consolidated subsidiaries and variable interest entities (“VIEs”), unless otherwise stated or the context otherwise requires. The words “CRC,” “Company,” “we,” “our,” and “us” refer to Caesars Resort Collection, LLC, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.
This Quarterly Report should be read in conjunction with our Annual Report For the Fiscal Year Ended December 31, 2019 (“2019 Annual Report”). Capitalized terms used but not defined in this Quarterly Report have the same meanings as in the 2019 Annual Report.
We also refer to (i) our Consolidated Condensed Financial Statements as our “Financial Statements,” (ii) our Consolidated Condensed Balance Sheets as our “Balance Sheets,” (iii) our Consolidated Condensed Statements of Operations and Comprehensive Income as our “Statements of Operations,” and (iv) our Consolidated Condensed Statements of Cash Flows as our “Statements of Cash Flows.”
Note 1 — Organization and Basis of Presentation and Consolidation
Organization
CRC LLC is a wholly-owned subsidiary of Caesars Holdings, Inc. (“Caesars,” or “Caesars Entertainment”), formerly known as Caesars Entertainment Corporation (“CEC” or “Former Caesars”). Caesars is a wholly-owned subsidiary of Caesars Entertainment, Inc. (“CEI”), formerly known as Eldorado Resorts, Inc. (“ERI” or “Eldorado”). As of June 30, 2020, CRC operates 13 casino properties, primarily in Las Vegas. CRC also owns The LINQ Promenade and leases certain real property assets from third parties, including Harrah’s Las Vegas which is leased from VICI Properties Inc. and/or its subsidiaries (collectively, “VICI”).
We view each property as an operating segment and aggregate such properties into one reportable segment, which is consistent with how we manage the business.
Merger of Caesars Entertainment Corporation with Eldorado Resorts, Inc.
On July 20, 2020, pursuant to the Agreement and Plan of Merger (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, the “Merger Agreement”), Former Caesars and Eldorado, a Nevada corporation, completed the merger in which Colt Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Eldorado (“Merger Sub”) merged with and into Caesars (the “Merger”), with Caesars continuing as the surviving corporation and a direct wholly-owned subsidiary of Eldorado. In connection with the Merger, Former Caesars changed its name to “Caesars Holdings, Inc.” and Eldorado converted into a Delaware corporation and changed its name to “Caesars Entertainment, Inc.” In addition, effective as of July 21, 2020, CEI’s ticker symbol on the NASDAQ Stock Market changed from “ERI” to “CZR”.
Debt and Financing Activity
On July 6, 2020, CEI issued $1.0 billion aggregate principal amount of 5.750% Senior Secured Notes due 2025 (the “CRC Secured Notes”). In addition, a wholly-owned subsidiary of Eldorado issued $3.4 billion aggregate principal amount of 6.250% Senior Secured Notes due 2025 (the “2025 Secured Notes”) and $1.8 billion aggregate principal amount of 8.125% Senior Notes due 2027 (the “2027 Senior Notes”).
On July 20, 2020, in connection with the closing of the Merger, Caesars entered into an incremental agreement to its existing credit agreement dated as of December 22, 2017, for an aggregate principal amount of $1.8 billion of incremental term loan under existing CRC Term Loan and an additional $25 million of revolving credit facility commitments. The additional capacity of $25 million under the existing revolving credit facility is subject to approval from certain gaming authorities which we expect to receive in the third quarter of 2020. In addition, the borrowing capacity and obligations under our existing $1.0 billion revolving credit facility remain outstanding following the consummation of the Merger.
A portion of the proceeds from these arrangements, as well as cash on hand of CEI, was used (a) to fund a portion of the cash consideration of the Merger, (b) to prepay in full the loans outstanding and terminate all commitments under Eldorado’s existing Credit Agreement, dated as of April 17, 2017, (c) to satisfy and discharge Eldorado’s 6% Senior Notes due 2025, the

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
Senior Notes due 2026, and the 7% Senior Notes due 2023, (d) to repay $975 million of the outstanding amount under our existing revolving credit facility, (e) to repay in full the loans outstanding and terminate all commitments under the CEOC, LLC (“CEOC LLC”) Credit Agreement, dated as of October 6, 2017, (f) to pay fees and expenses related to the financing arrangements, and (g) for general corporate use. See Note 7 for details.
Contribution of CEOC, LLC
Concurrent with the closing date of the Merger, CEC contributed CEOC LLC and substantially all of its subsidiaries to CRC. Both CRC and CEOC LLC were wholly-owned subsidiaries of CEC and this contribution was accounted for as a transaction among entities under common control, which will result in CEOC LLC being consolidated into CRC at book value as an equity transaction for all periods presented. Additionally, as result of the Merger, CES became a wholly-owned subsidiary of CRC.
VICI Transactions
In connection with the closing of the Merger on July 20, 2020, Caesars consummated a series of transactions with VICI in accordance with the Master Transaction Agreement (“MTA”) entered on June 24, 2019 and the Purchase and Sales Agreement entered on September 26, 2019. Among other terms, the Caesars Palace Las Vegas (“CPLV”) Lease with VICI was amended to include Harrah’s Las Vegas (“HLV”) under the CPLV lease and increased HLV’s annual rent by $15 million. The amendment also contains a put-call agreement related to the Centaur properties pursuant to which CRC may require VICI or its applicable affiliate to purchase and lease back (as lessor) to CEI or its applicable affiliate(s) the real estate components of the gaming and racetrack facilities of Hoosier Park Racing & Casino (“Hoosier Park”) and Indiana Grand Racing & Casino (“Indiana Grand”) and VICI or its applicable affiliate may require CRC to sell to VICI or its affiliate(s) and lease back (as lessee) the real estate components of such gaming and racetrack facilities.
Pushdown Accounting
Following the completion of the Merger, CEI will apply pushdown accounting to CRC and our subsidiaries and the consolidated financial statements will present Predecessor and Successor periods on different bases, which will not be comparable.
Effect of the COVID-19 Public Health Emergency
A novel strain of coronavirus (“COVID-19”) was declared a public health emergency by the United States Department of Health and Human Services on January 31, 2020. COVID-19 is present in nearly all regions around the world and has resulted in travel restrictions and business slowdowns or shutdowns in affected areas. All of the Company’s properties were temporarily closed from mid-March 2020 through early June 2020 due to orders issued by various state government agencies as part of certain precautionary measures intended to help slow the spread of the COVID-19 public health emergency. On June 4, 2020, the Company began reopening properties and has resumed certain operations at several of our properties as of July 31, 2020, with the exception of The Cromwell, The LINQ Hotel & Casino, Rio All-Suite Hotel & Casino and Planet Hollywood Resort & Casino. As a result of the temporary closures, the COVID-19 public health emergency has had a material adverse effect on the Company’s business, financial condition and results of operations for the three and six months ended June 30, 2020.
To manage the business through this period of uncertainty, Caesars took steps to operate with a smaller, targeted workforce that was focused on maintaining basic operations while our properties were closed. On April 2, 2020, Caesars announced furloughs that affected approximately 90% of employees at its domestic, owned properties in North America, as well as its corporate employees. As part of the ongoing efforts, Caesars also took steps to support our employees through the effects of these difficult actions (see Note 6 for further discussion). A portion of the workforce has returned to service as the properties have resumed with limited capacities and in compliance with operating restrictions in accordance with governmental orders, directives and guidelines.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. The CARES Act is a relief package intended to assist many aspects of the American economy. Two provisions of the CARES Act will serve to aid the Company’s liquidity position, the employee retention credit and the deferral of employer-related FICA taxes (see Note 9 for further discussion).
As a precautionary measure, on March 16, 2020, Caesars announced that we had fully drawn the remaining available amount under the CRC Revolving Credit Facility in order to increase our cash position and preserve liquidity and financial flexibility in

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
light of the uncertainty and general volatility in the global financial markets. On June 15, 2020, we entered into an amendment which provided a waiver for the financial covenant through September 30, 2021 (see Note 7 for further discussion). In connection with the consummation of the Merger on July 20, 2020, the outstanding balance on the CRC Revolving Credit Facility was repaid.
The extent of the ongoing and future effects of the COVID-19 public health emergency on the Company’s business and the casino resort industry generally is uncertain, but the Company expects that it will continue to have a significant impact on its business, results of operations and financial condition. The extent and duration of the impact of COVID-19 will ultimately depend on future developments, including but not limited to, the duration and severity of the outbreak, varying levels of restrictions on operations imposed by governmental authorities, the potential for authorities reimposing stay at home orders or additional restrictions in response to continued developments with the COVID-19 public health emergency, the Company’s ability to adapt to evolving operating procedures, the impact on consumer demand and discretionary spending, the length of time it takes for demand to return and the Company’s ability to adjust its cost structures for the duration of the outbreak’s effect on its operations.
For additional discussion of the possible effects of the COVID-19 public health emergency on our business, financial condition and results of operations, please refer to “Risk Factors” in Part II, Item 1A of this report.
Potential Divestitures
We are considering divestiture opportunities for non-strategic assets and properties. If the completion of a sale is more likely than not to occur, we may recognize impairment charges for certain of our properties to the extent current expected proceeds are below our carrying value for such properties.
Basis of Presentation and Use of Estimates
The Financial Statements include all revenues, costs, assets and liabilities directly attributable to us. The accompanying Financial Statements also include allocations of certain general corporate expenses of CEC. These allocations of general corporate expenses may not reflect the expense we would have incurred if we were a standalone company nor are they necessarily indicative of our future costs. Our transactions with CEC and its other subsidiaries and affiliated entities have been identified as transactions between related parties and are disclosed in Note 10.
Our Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) as applicable for interim periods, and therefore, do not include all information and footnotes necessary for complete financial statements. The results for the interim periods reflect all adjustments (consisting primarily of normal recurring adjustments) that management considers necessary for a fair presentation of financial position, results of operations, and cash flows. The results of operations for our interim periods are not necessarily indicative of the results of operations that may be achieved for the entire 2020 fiscal year.
GAAP requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. Management believes the accounting estimates are appropriate and reasonably determined. Actual amounts could differ from those estimates.
Cash, Cash Equivalents, and Restricted Cash
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the Balance Sheets that sum to amounts reported on the Statements of Cash Flows.

(In millions)	June 30, 2020	December 31, 2019
Cash and cash equivalents	$646	$960
Restricted cash, current	22	11
Total cash, cash equivalents, and restricted cash	$668	$971
Consolidation of Subsidiaries and Variable Interest Entities
Our consolidated financial statements include the accounts of CRC and its subsidiaries after elimination of all intercompany accounts and transactions.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
We consolidate all subsidiaries in which we have a controlling financial interest and VIEs for which we or one of our consolidated subsidiaries is the primary beneficiary. Control generally equates to ownership percentage, whereby (i) affiliates that are more than 50% owned are consolidated; (ii) investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method where we have determined that we have significant influence over the entities; and (iii) investments in affiliates of 20% or less are generally accounted for as investments in equity securities.
We consider ourselves the primary beneficiary of a VIE when we have both the power to direct the activities that most significantly affect the results of the VIE and the right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE. We review our investments for VIE consideration if a reconsideration event occurs to determine if the investment continues to qualify as a VIE. If we determine an investment no longer qualifies as a VIE, there may be a material effect on our financial statements.
Subsequent to the Merger and contribution of CEOC LLC to CRC, Caesars Enterprise Services, LLC (“CES”) is now a wholly-owned subsidiary of CRC.
Subsequent Events
The Company completed its subsequent events review through August 28, 2020, the date on which the financial statements were available to be issued.
Note 2 — Recently Issued Accounting Pronouncements
The Financial Accounting Standards Board (the “FASB”) issued the following authoritative guidance amending the FASB Accounting Standards Codification (“ASC”).
Effective January 1, 2020, we adopted the following Accounting Standards Updates (“ASU”), none of which had a material effect on our financial statements:
•ASU 2018-18, Collaborative Arrangements
•ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software
•ASU 2018-13, Fair Value Measurement
•ASU 2016-13, Financial Instruments - Credit Losses
The following ASUs were not effective as of June 30, 2020:

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
Previously Disclosed
Reference Rate Reform - ASU 2020-04: Amended guidance is intended to provide relief to the companies that have contracts, hedging relationships or other transactions that reference the London Inter-bank Offered Rate (“LIBOR”) or another reference rate which is expected to be discontinued because of reference rate reform. The amendments provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions if certain criteria are met. The amendments in this update are effective as of March 12, 2020 and companies may elect to apply the amendments prospectively through December 31, 2022. We are currently assessing the effect the adoption of this standard will have on our prospective financial statements.
Income Taxes - ASU 2019-12: Amended guidance simplifies ASC 740 - Income Taxes by removing scope exceptions including: the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or a gain from other items and the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. The amendment also simplifies areas such as franchise tax, step up in tax basis of goodwill in business combination, allocation of deferred tax to legal entities, inclusion of tax laws or rate change effect in annual effective tax rate computation, and income taxes for employee stock ownership plans. The amendments in this update are effective for nonpublic entities for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The amendments in this update related to separate financial statements of legal entities that are not subject to tax should be applied on a retrospective basis for all periods presented. The amendments related to franchise taxes that are partially based on income should be applied on either a retrospective basis for all periods presented or a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. All other amendments should be applied on a prospective basis. We are currently assessing the effect the adoption of this standard will have on our prospective financial statements.
Note 3 — Property and Equipment

(In millions)	June 30, 2020	December 31, 2019
Land	$3,009	$3,009
Buildings and leasehold and land improvements	4,812	4,326
Furniture, fixtures, and equipment	1,244	1,165
Construction in progress	44	483
Total property and equipment	9,109	8,983
Less: accumulated depreciation	(2,423)	(2,231)
Total property and equipment, net	$6,686	$6,752
Our property and equipment is subject to various operating leases for which we are the lessor. We lease our property and equipment related to our hotel rooms, convention space and retail space through various short-term and long-term operating leases.

Depreciation Expense and Capitalized Interest
	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2019	2020	2019
Depreciation expense	$94	$84	$190	$175
Capitalized interest	—	6	6	11

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
Note 4 — Goodwill and Other Intangible Assets

Changes in Carrying Value of Goodwill and Other Intangible Assets
	Amortizing Intangible Assets	Non-Amortizing Intangible Assets
(In millions)		Goodwill	Other
Balance as of December 31, 2019	$154	$1,887	$1,416
Amortization	(31)	—	—
Acquisition of gaming rights	17	—	—
Other	6	—	—
Balance as of June 30, 2020	$146	$1,887	$1,416

Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill
	June 30, 2020				December 31, 2019
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Trade names and trademarks	0.5	$14	$(11)	$3	$14	$(8)	$6
Customer relationships	1.8	934	(826)	108	934	(798)	136
Contract rights	4.5	3	(2)	1	3	(2)	1
Gaming rights and other	34.5	66	(32)	34	43	(32)	11
		$1,017	$(871)	146	$994	$(840)	154
Non-amortizing intangible assets
Trademarks				26			26
Gaming rights				1,390			1,390
				1,416			1,416
Total intangible assets other than goodwill				$1,562			$1,570
Note 5 — Fair Value Measurements
Items Measured at Fair Value on a Recurring Basis
The following table shows the fair value of our financial assets and financial liabilities that are required to be measured at fair value as of the date shown:

Estimated Fair Value
(In millions)	Balance	Level 1	Level 2	Level 3
June 30, 2020
Liability - Interest rate swap derivatives	$127	$—	$127	$—

December 31, 2019
Liability - Interest rate swap derivatives	$69	$—	$69	$—
Derivative Instruments
We do not purchase or hold any derivative financial instruments for trading purposes.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
Interest Rate Swap Derivatives
We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of June 30, 2020, we have entered into a total of ten interest rate swap agreements to fix the interest rate on $3.0 billion of variable debt. The interest rate swaps are designated as cash flow hedging instruments. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and is recognized as an adjustment to interest expense at settlement. Changes in the variable interest rates to be received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows.
The major terms of the interest rate swap agreements as of June 30, 2020 are as follows:

Effective Date	Notional Amount (In millions)	Fixed Rate Paid	Variable Rate Received as of June 30, 2020	Maturity Date
12/31/2018	250	2.274%	0.174%	12/31/2022
12/31/2018	200	2.828%	0.174%	12/31/2022
12/31/2018	600	2.739%	0.174%	12/31/2022
1/1/2019	250	2.153%	0.174%	12/31/2020
1/1/2019	250	2.196%	0.174%	12/31/2021
1/1/2019	400	2.788%	0.174%	12/31/2021
1/1/2019	200	2.828%	0.174%	12/31/2022
1/2/2019	250	2.172%	0.174%	12/31/2020
1/2/2019	200	2.731%	0.174%	12/31/2020
1/2/2019	400	2.707%	0.174%	12/31/2021
Valuation Methodology
The estimated fair values of our interest rate swap derivative instruments are derived from market prices obtained from dealer quotes for similar, but not identical, assets or liabilities. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. The interest rate swap derivative instruments are included in either Deferred charges and other assets or Deferred credits and other liabilities on our Balance Sheets. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. None of our derivative instruments are offset and all were classified as Level 2.
Financial Statement Effect
The effect of derivative instruments designated as hedging instruments on the Balance Sheet for amounts transferred into Accumulated other comprehensive income/(loss) (“AOCI”) before tax was a gain of $7 million and loss of $58 million during the three and six months ended June 30, 2020, respectively, and a loss of $40 million and $61 million during the three and six months ended June 30, 2019, respectively. AOCI reclassified to Interest expense on the Statements of Operations was $15 million and $22 million for the three and six months ended June 30, 2020, respectively, and $1 million for the three and six months ended June 30, 2019, respectively. The estimated amount of existing losses that are reported in AOCI at the reporting date that are expected to be reclassified into earnings within the next 12 months is approximately $66 million.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
Accumulated Other Comprehensive Loss
The changes in AOCI by component, net of tax, for the three and six months ended June 30, 2020 and 2019 are shown below.

(In millions)	Unrealized Net Losses on Derivative Instruments
Balance as of December 31, 2019	$(54)
Other comprehensive loss before reclassifications	(59)
Amounts reclassified from accumulated other comprehensive loss	7
Total other comprehensive loss, net of tax	(52)
Balance as of March 31, 2020	$(106)
Other comprehensive loss before reclassifications	(9)
Amounts reclassified from accumulated other comprehensive loss	15
Total other comprehensive income, net of tax	6
Balance as of June 30, 2020	$(100)

Balance as of December 31, 2018	$(13)
Other comprehensive loss before reclassifications	(17)
Total other comprehensive loss, net of tax	(17)
Balance as of March 31, 2019	$(30)
Other comprehensive loss before reclassifications	(36)
Amounts reclassified from accumulated other comprehensive loss	1
Total other comprehensive loss, net of tax	(35)
Balance as of June 30, 2019	$(65)
Note 6 — Litigation, Contractual Commitments, and Contingent Liabilities
Litigation
The Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any such litigation to have a material effect on our consolidated financial position, results of operations, or cash flows, as we do not believe it is reasonably possible that we will incur material losses as a result of such litigation.
Contractual Commitments
During the six months ended June 30, 2020, we have not entered into any material contractual commitments outside of the ordinary course of business that have materially changed our contractual commitments as compared to December 31, 2019.
Extension of Casino Operating Contract and Ground Lease for Harrah’s New Orleans
On April 1, 2020, the Company and the State of Louisiana, by and through the Louisiana Gaming Control Board (the “LGCB”), entered into an Amended and Restated Casino Operating Contract (as amended by a First Amendment to the Amended and Restated Casino Operating Contract dated April 9, 2020, the “Casino Operating Contract”) to amend and restate the casino operating contract between the Company and the LGCB with respect to Harrah’s New Orleans to, among other things: (a) extend the term of the Company’s authority to conduct gaming operations at Harrah’s New Orleans for thirty (30) years to 2054; (b) require the Company to make (i) a capital investment of $325 million on or around Harrah’s New Orleans by July 15, 2024 (subject to extensions for force majeure events) (the “Capital Investment”), (ii) certain one-time payments totaling $65 million to the City of New Orleans (the “City”) and the State of Louisiana, (iii) annual payments totaling $9.4 million to the City and the State of Louisiana and (iv) an annual license payment of $3 million to the LGCB starting April 1, 2022; and (c) delay the date by which the Company must deliver certain payments to the State of Louisiana and the City primarily driven by the reopening date of the casino.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
On April 3, 2020, the Company, New Orleans Building Corporation (“NOBC”) and the City (collectively, the “Ground Lease Parties”) entered into a Second Amended and Restated Lease Agreement (as amended by a letter agreement of the same date, the “Ground Lease”) to amend and restate the ground lease among the Ground Lease Parties with respect to Harrah’s New Orleans to, among other things: (a) require the Company to make (i) the Capital Investment, (ii) certain payments to the City as also required by the Casino Operating Contract and (iii) certain one-time payments totaling $28.5 million to NOBC; (b) increase the minimum amount of certain annual payments to be made by the Company to NOBC; (c) provide that NOBC approves (subject to the satisfaction of certain conditions) of (i) the consummation of the Merger and (ii) a sale-leaseback transaction between the Company and an affiliate of VICI Properties, L.P.; and (d) delay the date by which the Company must deliver certain payments to the City and NOBC primarily driven by the reopening date of the casino.
As certain operations have resumed at Harrah’s New Orleans, we have paid approximately $35 million of which $17 million reflects additional gaming rights, $4 million was recorded as Prepayments and other current assets and $14 million was recorded as Other operating costs as of, or for the period ended, June 30, 2020, related to the payments described above.
NV Energy
In 2017, we elected to exit the fully bundled sales system of NV Energy and purchase energy, capacity, and/or ancillary services from other providers. As a result, we are required to pay an aggregate exit fee and non-bypassable charges related to our Nevada properties until 2024. These fees are recorded in Accrued expenses and other current liabilities and Deferred credits and other liabilities on the Balance Sheets, based on the expected payment date. The amount will be adjusted in the future if actual fees incurred differ from our estimates.
Sports Sponsorship/Partnership Obligations
We have agreements with certain professional sports leagues and teams, sporting event facilities and sports television networks for tickets, suites, and advertising, marketing, promotional and sponsorship opportunities. As of June 30, 2020, obligations related to these agreements were $226 million with contracts extending through 2034. We recognize expenses in the period services are rendered in accordance with the various agreements. In addition, assets or liabilities may be recorded related to the timing of payments as required by the respective agreement.
Employee Furlough Benefits and the CARES Act Credit
Due to the government-mandated closures of Caesars properties as a result of the COVID-19 public health emergency, on April 2, 2020, Caesars announced that it would temporarily move to a smaller, targeted workforce focused on maintaining basic operations while its properties remain closed and that furloughs would affect approximately 90% of employees at its domestic, owned properties in North America as well as its corporate employees. A portion of the workforce has returned to service as the properties have resumed with limited capacities in compliance with operating restrictions and governmental orders, directives and guidelines. Caesars paid two weeks of pay from the furlough notification date, after which the employees were allowed to use their annual allotted paid time off. For furloughed employees enrolled in the Caesars health benefit plans, Caesars is paying 100% of health insurance premiums through the earlier of September 30, 2020, or the date that such employees return to work. We have accrued $5 million associated with these costs related to our employees as of June 30, 2020, within Accrued expenses and other current liabilities.
As described in Note 1, the CARES Act provides for, among other things, economic relief for certain benefits paid to employees while they are not providing services during this interruption. Qualifying costs under the CARES Act are certain wages and benefits paid to employees who have no further service requirement. For the three and six months ended June 30, 2020, we have recorded a benefit of approximately $17 million and $33 million, respectively, within Property, general, administrative, and other on our Statements of Operations, which is based on qualifying wages and benefits paid to our employees during the applicable closure period from mid-March through June 30, 2020.
HLV Lease
Under the HLV Lease, including our amended lease, we are required to spend certain minimum amounts on capital expenditures.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
Common Parking Area Use Agreement
Planet Hollywood Resort & Casino is party to an agreement for a common parking area for purposes of parking, passage, loading and unloading of motor vehicles and pedestrian traffic. The parking area is owned by a third party to which we make annual fee payments of $3 million. In addition, certain expenses incurred by the property owner in connection with the operation, management, repair and maintenance are allocated to all parties within the agreement. Our expected obligation, including the annual fee, for each of the next five years is estimated to be $5 million per year and the term of the agreement continues through December 31, 2097. This expense is recorded within Property, general, administrative, and other on our Statement of Operations.
Contingent Liabilities
Uncertainties
Since 2009, Harrah’s New Orleans has undergone audits by state and local departments of revenue related to sales taxes on hotel rooms, parking and entertainment complimentaries. The periods that have been or are currently being audited are 2004 through 2016. In connection with these audits, certain periods have been paid under protest or are currently in various stages of litigation. On July 2, 2019, the judge denied Harrah’s New Orleans’ motion for partial summary judgment and granted the Department of Revenue’s (the “Department”) partial motion for summary judgment, finding that Harrah’s New Orleans owes state sales taxes, as well as district and New Orleans occupancy taxes to the Department on all discounted or complimentary rooms furnished by Harrah’s New Orleans to patrons or guests at Harrah’s New Orleans hotel and certain third party hotels. On September 3, 2019, Harrah’s New Orleans filed a Motion for Suspensive Appeal, which was granted. Harrah’s filed its reply on February 3, 2020. Oral argument was on February 20, 2020. $9 million has been paid under protest and is being held in escrow by the Department. Harrah’s New Orleans had accrued contingent liabilities of $12 million and $11 million, respectively, on June 30, 2020 and December 31, 2019. Should Harrah’s New Orleans lose its appeal, we estimate the range of additional possible losses to be up to $14 million.
Note 7 — Debt

		June 30, 2020			December 31, 2019
(Dollars in millions)	Final Maturity	Rates	Face Value	Book Value	Book Value
Secured debt
CRC Revolving Credit Facility	2022	variable (1)	$975	$975	$—
CRC Term Loan	2024	variable (2)	4,583	4,524	4,541
Unsecured debt
CRC Notes	2025	5.25%	1,700	1,673	1,671
Special Improvement District Bonds	2037	4.30%	12	12	12
Total debt			7,270	7,184	6,224
Current portion of long-term debt			(47)	(47)	(47)
Long-term debt			$7,223	$7,137	$6,177

Unamortized discounts and deferred finance charges				$86	$94
Fair value			$6,594
_______________
(1) London Interbank Offered Rate (“LIBOR”) plus 2.00%.
(2) LIBOR plus 2.75%.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Annual Estimated Debt Service Requirements as of June 30, 2020
	Remaining 2020	Years Ended December 31,
(In millions)		2021	2022	2023	2024	Thereafter	Total
Annual maturities of long-term debt	$24	$47	$1,023	$48	$4,418	$1,710	$7,270
Estimated interest payments	160	310	280	220	220	90	1,280
Total debt service payments (1)	$184	$357	$1,303	$268	$4,638	$1,800	$8,550
___________________
(1)Debt principal payments are estimated amounts based on maturity dates and borrowings under our revolving credit facility. Interest payments are estimated based on the forward-looking LIBOR curve and include the estimated effect of the ten interest rate swap agreements (see Note 5). Actual payments may differ from these estimates.
Current Portion of Long-Term Debt
The current portion of long-term debt as of June 30, 2020 and December 31, 2019 includes the principal payments on the term loan, required repayments under our revolving credit facility, other unsecured borrowings, and special improvement district bonds that are expected to be paid within 12 months.
Fair Value
The fair value of debt has been calculated primarily based on the borrowing rates available as of June 30, 2020 based on market quotes of our publicly traded debt. We classify the fair value of debt within Level 1 in the fair value hierarchy.
Terms of Outstanding Debt
On March 16, 2020, in response to the COVID-19 public health emergency, as a precautionary measure, Former Caesars announced that we had fully drawn the remaining available amount under the CRC Revolving Credit Facility. The total amount of the draw down was approximately $975 million, which remained outstanding as of June 30, 2020. As of June 30, 2020, approximately $23 million of our revolving credit facility was committed to outstanding letters of credit.
Borrowings under the revolving credit facility are subject to the provisions of the credit facility agreement, which has a contractual maturity of greater than one year from the date of these financial statements, and are classified as long-term debt.
On July 6, 2020, CRC and CEI issued $1.0 billion aggregate principal amount of 5.75% Senior Secured Notes due 2025 (the “New CRC Notes”). The New CRC Notes will mature on July 1, 2025, with interest on the New CRC Notes to be paid semi-annually in cash in arrears on January 1 and July 1 of each year, commencing January 1, 2021.
In connection with the Merger, on July 20, 2020, the outstanding balance on the CRC Revolving Credit Facility of $975 million was repaid and CRC increased borrowings under the existing CRC credit agreement in an aggregate principal amount of $1.8 billion. Additionally, the borrowing capacity of the CRC Revolving Credit Facility was increased by an aggregate principal amount of $25 million.
Restrictive Covenants
The CRC Credit Agreement and the indenture related to the CRC Notes contain covenants which are standard and customary for these types of agreements. These include negative covenants, which, subject to certain exceptions and baskets, limit the Company’s ability to (among other items) incur additional indebtedness, make investments, make restricted payments, including dividends, grant liens, sell assets and make acquisitions.
The CRC Revolving Credit Facility includes a maximum first-priority net senior secured leverage ratio financial covenant of 6.35:1, which is applicable solely to the extent that certain testing conditions are satisfied. A covenant violation could require a portion of our revolving credit facility to be repaid within twelve months.
Due to the closure of our properties as a result of the COVID-19 public health emergency, EBITDA has been significantly affected whereby it is reasonably possible that we would be unable to maintain compliance with the financial covenant thereunder. On June 15, 2020, we entered into an amendment to the CRC Credit Agreement which provided a waiver for the financial covenant through September 30, 2021. The waiver requires us to maintain minimum liquidity, including any such

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
availability under our revolving credit facility. The CRC Revolving Credit Facility has a minimum liquidity requirement of $200 million, which increased to $475 million following the Merger.
Guarantees
The borrowings under the CRC Credit Agreement are guaranteed by the material, domestic, wholly-owned subsidiaries of CRC (subject to exceptions) and substantially all of the applicable existing and future property and assets of CRC and its subsidiary guarantors serve as collateral for the borrowings.
As of June 30, 2020, the CRC Notes are guaranteed on a senior unsecured basis by each wholly-owned, domestic subsidiary of CRC that is a subsidiary guarantor with respect to the CRC Senior Secured Credit Facilities.
Note 8 — Revenue Recognition

Disaggregation of Revenue by Region
	Three Months Ended June 30, 2020
(In millions)	Las Vegas	Other U.S.	Total
Casino	$25	$37	$62
Food and beverage (1)	7	3	10
Rooms (1)	9	3	12
Entertainment and other	6	3	9
Total contract revenues	47	46	93
Real estate leases (2)	11	—	11
Net revenues	$58	$46	$104

	Three Months Ended June 30, 2019
(In millions)	Las Vegas	Other U.S.	Total
Casino	218	243	$461
Food and beverage (1)	158	50	208
Rooms (1)	221	41	262
Entertainment and other	84	21	105
Total contract revenues	681	355	1,036
Real estate leases (2)	30	1	31
Net revenues	$711	$356	$1,067
____________________
(1)A portion of these balances relate to lease revenues generated from the lease components of lodging arrangements and conventions. See “Lessor Arrangements” discussion below for further details.
(2)Real estate leases revenue includes variable rental income of zero and $11 million for the three months ended June 30, 2020 and 2019, respectively.

	Six Months Ended June 30, 2020
(In millions)	Las Vegas	Other U.S.	Total
Casino	$188	$256	$444
Food and beverage (1)	134	41	175
Rooms (1)	195	27	222
Entertainment and other	68	20	88
Total contract revenues	585	344	929
Real estate leases (2)	28	1	29
Net revenues	$613	$345	$958

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

	Six Months Ended June 30, 2019
(In millions)	Las Vegas	Other U.S.	Total
Casino	$414	$485	$899
Food and beverage (1)	317	97	414
Rooms (1)	441	72	513
Entertainment and other	154	39	193
Total contract revenues	1,326	693	2,019
Real estate leases (2)	54	2	56
Net revenues	$1,380	$695	$2,075
____________________
(1)A portion of these balances relate to lease revenues generated from the lease components of lodging arrangements and conventions. See “Lessor Arrangements” discussion below for further details.
(2)Real estate leases revenue includes $5 million and $20 million of variable rental income for the six months ended June 30, 2020 and 2019, respectively.

Receivables, net
(In millions)	June 30, 2020	December 31, 2019
Casino	$19	$32
Food and beverage and rooms (1)	16	38
Entertainment and other	11	32
Contract receivables, net	46	102
Real estate leases	11	7
Other	51	23
Receivables, net	$108	$132
____________________
(1)A portion of this balance relates to lease receivables associated with revenue generated from the lease components of lodging arrangements and conventions. See “Lessor Arrangements” discussion below for further details.

Contract Liabilities
(In millions)	Caesars Rewards	Customer Advance Deposits	Total
Balance as of March 31, 2020 (1)(2)	$73	$64	$137
Amount recognized during the period (3)	(5)	(22)	(27)
Amount deferred during the period	8	6	14
Balance as of June 30, 2020 (2)(4)	$76	$48	$124
____________________
(1)$20 million included within Deferred credits and other liabilities as of March 31, 2020.
(2)Includes lodging arrangement and convention contract liabilities. See “Lessor Arrangements” discussion below for further details.
(3)Includes $3 million for Caesars Rewards and $12 million for Customer Advances recognized from the March 31, 2020 Contract liability balances.
(4)$16 million included within Deferred credits and other liabilities as of June 30, 2020.

(In millions)	Caesars Rewards	Customer Advance Deposits	Total
Balance as of December 31, 2019 (1)(2)	$70	$73	$143
Amount recognized during the period (3)	(33)	(122)	(155)
Amount deferred during the period	39	97	136
Balance as of June 30, 2020 (2)(4)	$76	$48	$124
____________________
(1)$14 million included within Deferred credits and other liabilities as of December 31, 2019.
(2)Includes lodging arrangement and convention contract liabilities. See “Lessor Arrangements” discussion below for further details.
(3)Includes $20 million for Caesars Rewards and $42 million for Customer Advances recognized from the December 31, 2019 Contract liability balances.
(4)$16 million included within Deferred credits and other liabilities as of June 30, 2020.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
Contract liabilities related to Caesars Rewards are estimated to have been reduced by $10 million during the six months ended June 30, 2020, representing the revenue related to Reward Credits redeemed at Caesars-affiliated properties that are not consolidated with CRC (see Note 10). Redemptions include estimates which may change each reporting period or differ from actual activity due to changes to the program and seasonality. For the six months ended June 30, 2020, we revised our estimate of redemptions due to the temporary property closures resulting from the COVID-19 public health emergency.
Due to closure directives from various governmental bodies and travel restrictions resulting from the COVID-19 public health emergency, all hotel room reservations affected by the property closures were automatically canceled, with full refunds for the closure period. In addition, convention reservations during the closure period were automatically postponed. We have worked with our customers to reschedule these reservations timely following our return to operation. Shows at our entertainment venues were canceled or postponed. Purchased tickets have been refunded for canceled shows or are available for use on the rescheduled date of the show, as applicable.
Lessor Arrangements
Lodging Arrangements
Lodging arrangements are considered short-term and generally consist of lease and nonlease components. The lease component is the predominant component of the arrangement and consists of the fees charged for lodging. The nonlease components primarily consist of resort fees and other miscellaneous items. As the timing and pattern of transfer of both the lease and nonlease components are over the course of the lease term, we have elected to combine the revenue generated from lease and nonlease components into a single lease component based on the predominant component in the arrangement. We recognized approximately $12 million and $222 million during the three and six months ended June 30, 2020, respectively, and $262 million and $513 million during the three and six months ended June 30, 2019, respectively, in lease revenue related to lodging arrangements, which is included in Rooms revenue in the Statement of Operations.
Conventions
Convention arrangements are considered short-term and generally consist of lease and nonlease components. The lease component is the predominant component of the arrangement and consists of fees charged for the use of meeting space. The nonlease components primarily consist of food and beverage and audio/visual services. We recognized zero and approximately $6 million during the three and six months ended June 30, 2020, respectively, and $3 million and $9 million during the three and six months ended June 30, 2019, respectively, in lease revenue related to conventions, which is included in Food and beverage revenue in the Statement of Operations.
Note 9 — Income Taxes
We have allocated U.S. taxes based upon the separate return method for CRC financial reporting purposes. Historically, we have treated U.S. taxes paid or refunds received by CEC for CRC as equity contributions or distributions. Although there is no formal tax sharing agreement in place between the CRC entities and CEC for U.S. income tax purposes, CRC may make payments to CEC or its subsidiaries for U.S. taxes that would have been paid if CRC was a standalone taxpayer.

Income Tax Allocation
	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2020	2019	2020	2019
Income/(loss) before income taxes	$(334)	$115	$(410)	$181
Income tax benefit/(provision)	$72	$(27)	$91	$(45)
Effective tax rate	21.6%	23.5%	22.2%	24.9%
We classify reserves for tax uncertainties within Deferred credits and other liabilities on the Balance Sheets separate from any related income tax payable, which is also reported within Accrued expenses and other current liabilities, or Deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.
The effective tax rate for the three and six months ended June 30, 2020 and 2019 differed from the expected federal tax rate of 21% primarily due to nondeductible expenses and state taxes.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
On March 27, 2020, the CARES Act was enacted and signed into U.S. law to, among other things, provide economic relief to individuals and businesses facing economic hardship as a result of the COVID-19 public health emergency. The CARES Act did not have a material income tax effect on the Company's consolidated balance sheet or statements of operations as of and for the three and six months ended June 30, 2020. The CARES Act did include a technical correction that assigned a 15-year recovery period to qualified improvement property. This technical correction resulted in the reduction of prior years’ unrecognized tax benefits of $49 million which had no effect on income tax expense but did reduce the accrual for uncertain tax positions by $49 million and increased the net deferred tax liabilities by $49 million.
We believe that it is reasonably possible that the total amount of unrecognized tax benefits as of June 30, 2020 will not materially change within the next 12 months. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although we believe that an adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable effect on earnings.
Note 10 — Related Party Transactions

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2019	2020	2019
CEOC LLC Shared Services Agreement
Service provider fee	$2	$—	$4	$1
Management fees to related parties	4	10	12	21
Transactions with CEC and other affiliates
Employee benefits and incentive awards	7	12	15	24
Other related party transactions
Lease revenue received	2	1	3	3
World Series of Poker agreements	—	1	—	1
CEOC LLC Shared Services Agreement
Pursuant to a shared services agreement, CEOC LLC provides Caesars Entertainment with certain corporate and administrative services, and the costs of these services are allocated among all of Caesars Entertainment’s operating subsidiaries (including the Company). Many of these corporate and administrative services are now provided by CES.
Service Provider Fee
Under the shared services agreements, CRC pays for certain indirect corporate support costs. CEOC LLC is authorized to charge CRC for an amount equal to 39.5% of unallocated corporate support costs.
Management Fees to Related Parties
Prepaid management fees to related parties represent (i) our 50% interest in the management fee revenues of PHW Manager, LLC, recognized as a long-term prepaid asset of $70 million amortized over 35 years starting in October 2013, and (ii) our 50% interest in the management fee revenues of the Harrah’s New Orleans Management Company, The Quad Manager, LLC, Bally’s Las Vegas Manager, LLC and Cromwell Manager, LLC, recognized as a long-term prepaid asset of $138 million amortized over 15 years starting in May 2014. The amortization periods represent the terms of the related management contracts. As of June 30, 2020 and December 31, 2019, the payable balance related to these fees and recorded in Payables to related parties on the Balance Sheets was zero and $2 million, respectively.
Transactions with CEC and Other Affiliates
Employee Benefit Plans
CEC maintains a defined contribution savings and retirement plan in which employees of CRC may participate. The plan provides for, among other things, pre-tax, Roth, and after-tax contributions by employees. The plan also provides for employer matching contributions. Under the plan, participating employees may elect to contribute a percentage of their eligible earnings

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
(subject to certain Internal Revenue Service and plan limits). In addition, employees subject to certain collective bargaining agreements receive benefits through the multi-employer retirement plans sponsored by the organization in which they are a member. The expenses related to contributions for a participant in the CEC plan or a multi-employer plan are allocated to the properties at which the participant is employed.
Equity Incentive Awards
CEC maintains an equity incentive awards plan under which CEC may issue time-based and performance-based stock options, restricted stock units and restricted stock awards to CRC employees. Although awards under the plan result in the issuance of shares of CEC common stock, because CRC is a consolidated subsidiary of CEC, the amounts are included in CRC stock-based compensation expense as a component of total compensation for CRC employees.
Distribution to CEC
On May 27, 2020, we distributed cash of $680 million to CEC in accordance with the terms of the CRC Credit Agreement. This distribution has been reflected as Transactions with parent on our Statements of member’s equity. On July 17, 2020, in connection with the Merger, a portion of the distribution of $460 million was contributed back to CRC from CEC.
Other Related Party Transactions
Bally’s Las Vegas—JGB Vegas Retail Lease Agreement
Bally’s Las Vegas leases land to JGB Vegas Retail Lessee, LLC (“JGB Lessee”) under a ground lease that includes annual base rent payments with annual escalations as well as an annual percentage of revenue payable should JGB Lessee revenues exceed a breakpoint as defined in the lease agreement, which is paid on a monthly basis. Rental payments began in February 2015. GB Investor, LLC, a wholly-owned subsidiary of Caesars Entertainment, has an approximate 10% ownership interest in JGB Lessee. Revenues from the ground lease are currently being recognized straight-line over the term of the lease starting in December 2013 upon transfer of rights to the property through February 2035.
LINQ Access and Parking Easement Lease Agreement
Under the LINQ Access and Parking Easement lease agreement, subsidiaries of CEOC LLC granted easements to us and certain of our subsidiaries to use the parking lot behind The LINQ Promenade and The LINQ Hotel & Casino. The parking lot was sold to VICI upon Caesars Entertainment Operating Company, Inc.’s emergence from bankruptcy but was partially repurchased by us as part of the purchase of approximately 18 acres of land adjacent to the Harrah’s Las Vegas property with the other portion still owned by VICI with the easements to us running with the land. We paid approximately $1 million annually for the easements to CEOC LLC for the remaining portion owned by VICI through 2018. We are no longer required to make these rent payments.
World Series of Poker Agreements
Pursuant to multiple agreements with Caesars Interactive Entertainment, LLC (“CIE”), a wholly-owned subsidiary of Caesars Entertainment, we are allowed to host various World Series of Poker events in Las Vegas and Atlantic City, including the annual Main Event at Rio. CRC pays CIE $2 million per year for the right to host World Series of Poker tournaments in Las Vegas and pays to host certain World Series of Poker circuit events in Atlantic City. Due to the COVID-19 public health emergency, no material payments were made during the six months ended June 30, 2020, as certain events were postponed or cancelled.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)
Caesars Rewards Loyalty Program
Caesars’ customer loyalty program, Caesars Rewards, grants Reward Credits to Caesars Rewards Members based on on-property spending, including gaming, hotel, dining, and retail shopping at participating properties. Members may redeem Reward Credits for complimentary or discounted goods and services such as rooms, food and beverages, merchandise, free play, entertainment, and travel accommodations. Members are able to accumulate Reward Credits over time that they may redeem at their discretion under the terms of the program.
The total estimated liability related to Reward Credits accumulated by customers is accrued by CES. The liability is reduced as Reward Credits are redeemed by customers, and the related revenue is recognized at the property at which the Reward Credits are redeemed. These amounts related to other CEC properties are included in Due from affiliates, net on the Balance Sheets.
Centralized Transactions
In addition, the Company participates with other Caesars Entertainment subsidiaries in marketing, purchasing, insurance, employee benefit and other programs that are defined, negotiated and managed by Caesars Entertainment on an enterprise-wide basis. The Company believes that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a standalone basis.
Due from/to Affiliates
Amounts due from or to affiliates for each counterparty represent the net receivable or payable as of the end of the reporting period primarily resulting from the transactions described above and are settled on a net basis by each counterparty in accordance with the legal and contractual restrictions governing transactions by and among CRC’s affiliated entities. Due from affiliates, net was $64 million and $68 million as of June 30, 2020 and December 31, 2019, respectively. Due to affiliates, net was zero and $110 million as of June 30, 2020 and December 31, 2019, respectively.
CEC Promissory Note
CES has an intercompany loan with CEC for a $15 million promissory note that CEC paid to the Buena Vista Gaming Authority on behalf of CES. As of June 30, 2020 and December 31, 2019, the intercompany loan was included in Long-term debt to related party on the Balance Sheets.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
In this report, the name “CRC LLC” refers to the parent holding company, Caesars Resort Collection, LLC, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “CRC,” “Company,” “we,” “our,” and “us” refer to Caesars Resort Collection, LLC, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.
We also refer to (i) our Consolidated Condensed Financial Statements as our “Financial Statements,” (ii) our Consolidated Condensed Balance Sheets as our “Balance Sheets,” (iii) our Consolidated Condensed Statements of Operations and Comprehensive Income as our “Statements of Operations,” and (iv) our Consolidated Condensed Statements of Cash Flows as our “Statements of Cash Flows.” References to numbered “Notes” refer to Notes to Consolidated Condensed Financial Statements included in Item 1, “Unaudited Financial Statements.”
The following discussion and analysis of the financial position and operating results of CRC for the three and six months ended June 30, 2020 and 2019 should be read in conjunction with the unaudited consolidated condensed financial statements and the notes thereto and other financial information included elsewhere in this report as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) presented in CRC’s Annual Report included as Exhibit 99.1 in a Form 8-K filed by Caesars Entertainment Corporation for the fiscal year ended December 31, 2019 (“2019 Annual Report”) on February 25, 2020. Capitalized terms used but not defined in this Quarterly Report have the same meanings as in the 2019 Annual Report.
The statements in this discussion regarding our expectations regarding our future performance, liquidity and capital resources, and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results may differ materially from those contained in or implied by any forward-looking statements. See “CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS” below in this report.
Overview

CRC LLC is a wholly-owned subsidiary of Caesars Holdings, Inc. (“Caesars,” or “Caesars Entertainment”), formerly known as Caesars Entertainment Corporation (“CEC” or “Former Caesars”). Caesars is a wholly-owned subsidiary of Caesars Entertainment, Inc. (“CEI”), formerly known as Eldorado Resorts, Inc. (“ERI” or “Eldorado”). As of June 30, 2020, CRC operates 13 casino properties, primarily in Las Vegas. CRC also owns The LINQ Promenade and leases certain real property assets from third parties, including Harrah’s Las Vegas which is leased from VICI Properties Inc. and/or its subsidiaries (collectively, “VICI”).
Summary of Significant Events

Merger of Caesars Entertainment Corporation with Eldorado Resorts, Inc.
On July 20, 2020, pursuant to the Agreement and Plan of Merger (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, the “Merger Agreement”), Former Caesars and Eldorado, a Nevada corporation, completed the merger in which Colt Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Eldorado (“Merger Sub”) merged with and into Caesars (the “Merger”), with Caesars continuing as the surviving corporation and a direct wholly-owned subsidiary of Eldorado. In connection with the Merger, Former Caesars changed its name to “Caesars Holdings, Inc.” and Eldorado converted into a Delaware corporation and changed its name to “Caesars Entertainment, Inc.” In addition, effective as of July 21, 2020, CEI’s ticker symbol on the NASDAQ Stock Market changed from “ERI” to “CZR”. See Note 1.
Debt and Financing Activity
On July 6, 2020, CEI issued $1.0 billion aggregate principal amount of 5.750% Senior Secured Notes due 2025 (the “CRC Secured Notes”). In addition, a wholly-owned subsidiary of Eldorado issued $3.4 billion aggregate principal amount of 6.250% Senior Secured Notes due 2025 (the “2025 Secured Notes”) and $1.8 billion aggregate principal amount of 8.125% Senior Notes due 2027 (the “2027 Senior Notes”).
On July 20, 2020, in connection with the closing of the Merger, Caesars entered into an incremental agreement to its existing credit agreement dated as of December 22, 2017, for an aggregate principal amount of $1.8 billion of incremental term loan under existing CRC Term Loan and an additional $25 million of revolving credit facility commitments. The additional capacity of $25 million under the existing revolving credit facility is subject to approval from certain gaming authorities which we expect to receive in the third quarter of 2020. In addition, the borrowing capacity and obligations under our existing $1.0 billion revolving credit facility remain outstanding following the consummation of the Merger.
A portion of the proceeds from these arrangements, as well as cash on hand of CEI, was used (a) to fund a portion of the cash consideration of the Merger, (b) to prepay in full the loans outstanding and terminate all commitments under Eldorado’s existing Credit Agreement, dated as of April 17, 2017, (c) to satisfy and discharge Eldorado’s 6% Senior Notes due 2025, the Senior Notes due 2026, and the 7% Senior Notes due 2023, (d) to repay $975 million of the outstanding amount under our existing revolving credit facility, (e) to repay in full the loans outstanding and terminate all commitments under the CEOC, LLC (“CEOC LLC”) Credit Agreement, dated as of October 6, 2017, (f) to pay fees and expenses related to the financing arrangements, and (g) for general corporate use. See Note 7 for details.
Contribution of CEOC, LLC
Concurrent with the closing date of the Merger, CEC contributed CEOC LLC and substantially all of its subsidiaries to CRC. Both CRC and CEOC LLC were wholly-owned subsidiaries of CEC and this contribution was accounted for as a transaction among entities under common control, which will result in CEOC LLC being consolidated into CRC at book value as an equity transaction for all periods presented. Additionally, as result of the Merger, CES became a wholly-owned subsidiary of CRC.
VICI Transactions
In connection with the closing of the Merger on July 20, 2020, Caesars consummated a series of transactions with VICI in accordance with the Master Transaction Agreement (“MTA”) entered on June 24, 2019 and the Purchase and Sales Agreement entered on September 26, 2019. Among other terms, the Caesars Palace Las Vegas (“CPLV”) Lease with VICI was amended to include Harrah’s Las Vegas (“HLV”) under the CPLV lease and increased HLV’s annual rent by $15 million. The amendment also contains a put-call agreement related to the Centaur properties pursuant to which CRC may require VICI or its applicable affiliate to purchase and lease back (as lessor) to CEI or its applicable affiliate(s) the real estate components of the gaming and racetrack facilities of Hoosier Park Racing & Casino (“Hoosier Park”) and Indiana Grand Racing & Casino (“Indiana Grand”) and VICI or its applicable affiliate may require CRC to sell to VICI or its affiliate(s) and lease back (as lessee) the real estate components of such gaming and racetrack facilities.
Pushdown Accounting
Following the completion of the Merger, CEI will apply pushdown accounting to CRC and our subsidiaries and the consolidated financial statements will present Predecessor and Successor periods on different bases, which will not be comparable.
Effect of the COVID-19 Public Health Emergency
A novel strain of coronavirus (“COVID-19”) was declared a public health emergency by the United States Department of Health and Human Services on January 31, 2020. COVID-19 is present in nearly all regions around the world and has resulted in travel restrictions and business slowdowns or shutdowns in affected areas. All of the Company’s properties were temporarily closed from mid-March 2020 through early June 2020 due to orders issued by various state government agencies as part of certain precautionary measures intended to help slow the spread of the COVID-19 public health emergency. On June 4, 2020, the Company began reopening properties and has resumed certain operations at several of our properties as of July 31, 2020, with the exception of The Cromwell, The LINQ Hotel & Casino, Rio All-Suite Hotel & Casino and Planet Hollywood Resort & Casino. As a result of the temporary closures, the COVID-19 public health emergency has had a material adverse effect on the Company’s business, financial condition and results of operations for the three and six months ended June 30, 2020.
To manage the business through this period of uncertainty, Caesars took steps to operate with a smaller, targeted workforce that was focused on maintaining basic operations while our properties were closed. On April 2, 2020, Caesars announced furloughs that affected approximately 90% of employees at its domestic, owned properties in North America, as well as its corporate employees. As part of the ongoing efforts, Caesars also took steps to support our employees through the effects of these difficult actions. A portion of the workforce has returned to service as the properties have resumed with limited capacities and in compliance with operating restrictions in accordance with governmental orders, directives and guidelines.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. The CARES Act is a relief package intended to assist many aspects of the American economy. Two provisions of the CARES Act will serve to aid the Company’s liquidity position, the employee retention credit and the deferral of employer-related FICA taxes.

As a precautionary measure, on March 16, 2020, Caesars announced that we had fully drawn the remaining available amount under the CRC Revolving Credit Facility in order to increase our cash position and preserve liquidity and financial flexibility in light of the uncertainty and general volatility in the global financial markets. On June 15, 2020, we entered into an amendment which provided a waiver for the financial covenant through September 30, 2021. In connection with the consummation of the Merger on July 20, 2020, the outstanding balance on the CRC Revolving Credit Facility was repaid.
The extent of the ongoing and future effects of the COVID-19 public health emergency on the Company’s business and the casino resort industry generally is uncertain, but the Company expects that it will continue to have a significant impact on its business, results of operations and financial condition. The extent and duration of the impact of COVID-19 will ultimately depend on future developments, including but not limited to, the duration and severity of the outbreak, varying levels of restrictions on operations imposed by governmental authorities, the potential for authorities reimposing stay at home orders or additional restrictions in response to continued developments with the COVID-19 public health emergency, the Company’s ability to adapt to evolving operating procedures, the impact on consumer demand and discretionary spending, the length of time it takes for demand to return and the Company’s ability to adjust its cost structures for the duration of the outbreak’s effect on its operations.
For additional discussion of the possible effects of the COVID-19 public health emergency on our business, financial condition and results of operations, please refer to “Risk Factors” in Part II, Item 1A of this report.
Discussion of Operating Results

Analysis of Key Drivers of Consolidated Operating Results
The following represents the discussion and analysis of the results of operations and key metrics focusing on the key drivers of performance. As described above, the COVID-19 public health emergency has had an adverse effect on our results of operations and financial condition for the three and six months ended June 30, 2020. All of our properties were temporarily closed from mid-March 2020 through beginning of June 2020 and some have started reopening certain of our properties with limited capacities and in compliance with operating restrictions based on U.S. federal guidelines and directives from various governmental bodies. We continue to have four of our properties closed as of July 31, 2020, which we estimate to reopen prior to the end of 2020. The closures of our hotels, casinos, and retail and entertainment venues for 15 days in the first quarter and for most of the second quarter in 2020 have been the primary driver for the decrease in our operating results for the three and six months ended June 30, 2020 compared to corresponding prior year periods.

Consolidated Operating Results
	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2020	2019		2020	2019
Casino	$62	$461	(86.6)%	$444	$899	(50.6)%
Food and beverage	10	208	(95.2)%	175	414	(57.7)%
Rooms	12	262	(95.4)%	222	513	(56.7)%
Other revenue	20	136	(85.3)%	117	249	(53.0)%
Net revenues	$104	$1,067	(90.3)%	$958	$2,075	(53.8)%

Total operating expenses	$336	$848	60.4%	$1,168	$1,685	30.7%
Income/(loss) from operations	(232)	219	*	(210)	390	*
Net income/(loss)	(262)	88	*	(319)	136	*
Adjusted EBITDA (1)	(97)	339	*	60	640	(90.6)%
Operating margin (2)	(223.1)%	20.5%	(243.6) pts	(21.9)%	18.8%	(40.7) pts
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*Not meaningful.
(1)See the “Reconciliation of Non-GAAP Financial Measures” discussion later in this MD&A for a reconciliation of Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”).
(2)Operating margin is calculated as income/(loss) from operations divided by net revenues.
Net Revenues
Three Months Ended June 30, 2020 vs. 2019
Net revenues decreased $963 million, or 90.3%, for the three months ended June 30, 2020 compared with the corresponding prior year period primarily due to the negative impact of the COVID-19 public health emergency and the resulting temporary closure of our properties in mid-March 2020, which began reopening in early June 2020 based on state orders and restrictions, as discussed above.
•Casino revenues decreased $399 million, or 86.6%, for the three months ended June 30, 2020 compared to the same prior year period due to reductions in gaming volume as a result of the property closures.
•Food and beverage revenues and Rooms revenues decreased $198 million and $250 million, respectively, for the three months ended June 30, 2020 compared to the same prior year period due to the closures of hotels and restaurants as a result of the property closures.
•Other revenues decreased $116 million, or 85.3%, for the three months ended June 30, 2020 compared to the same prior year period due to the property closures, which resulted in a reduction of retail, entertainment, parking, vending commissions, and lease revenues in the current period.
Six Months Ended June 30, 2020 vs. 2019
Net revenues decreased $1.1 billion, or 53.8%, for the six months ended June 30, 2020 compared with the corresponding prior year period primarily due to the negative impact of the COVID-19 public health emergency and the resulting temporary closure of our properties in mid-March 2020, which began reopening in early June 2020, as discussed above. Revenues were 8% higher year over year through the end of February with positive momentum carrying into the beginning of March, driven by strong casino revenues across all regions, as highlighted by the Indiana and Las Vegas markets.
•Through February 2020, casino revenues were 13% higher year over year primarily due to favorable hold and an increase in gaming volumes in the Las Vegas and Other U.S. regions. The addition of table games within certain of our Indiana properties drove this increase. However, due to the closure of our properties, during the six months ended June 30, 2020, casino revenues decreased $455 million, or 50.6%, compared with the same period in 2019.
•Through February 2020, food and beverage revenues were 5% higher year over year with continued growth from our food and beverage outlets driven by higher occupancy rates in the Las Vegas region. However, due to the closure of our properties, during the six months ended June 30, 2020, food and beverage revenues decreased $239 million, or 57.7%, compared with the same period in 2019, driven by a $183 million decrease in the Las Vegas region.

•Through February 2020, rooms revenues increased by $5 million primarily due to an increase in occupancy rates at our Las Vegas properties. However, during the six months ended June 30, 2020, rooms revenues decreased $291 million, or 56.7%, compared with the same period in 2019 due to lower occupancy and our suspension of operations due to COVID-19.
•Through February 2020, other revenues also increased by $6 million. However, during the six months ended June 30, 2020, the property closures caused a decrease of $132 million, or 53.0%, compared with the same period in 2019 due to a decline in retail, entertainment, parking, vending commissions, and lease revenues in the current period.
Operating Expenses
Three Months Ended June 30, 2020 vs. 2019
Operating expenses decreased $512 million, or 60.4%, for the three months ended June 30, 2020 compared with the corresponding prior year period primarily due to a decrease in direct operating expenses of $364 million and a decrease in Property, general, administrative, and other of $152 million resulting from the temporary closure of our properties in mid-March 2020, which began reopening early June 2020.
Six Months Ended June 30, 2020 vs. 2019
Operating expenses decreased $517 million, or 30.7%, for the six months ended June 30, 2020 compared with the corresponding prior year period primarily due to a decrease in direct operating expenses of $381 million and a decrease in Property, general, administrative, and other of $138 million resulting from the temporary closure of our properties in mid-March 2020, which began reopening early June 2020.

Other Factors Affecting Net Income/(Loss)
	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2020	2019		2020	2019
Interest expense	$(106)	$(104)	(1.9)%	$(208)	$(210)	1.0%
Other income	4	—	100.0%	8	1	*
Income tax benefit/(provision)	72	(27)	*	91	(45)	*
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*Not meaningful.
Income Tax Benefit/(Provision)
For the three months ended June 30, 2020 and 2019, the income tax benefit/(provision) was a benefit of $72 million and a provision of $27 million, respectively. For the six months ended June 30, 2020 and 2019, the income tax benefit/(provision) was a benefit of $91 million and a provision of $45 million, respectively. The effective tax rate for the three and six months ended June 30, 2020 and 2019 differed from the expected federal tax rate of 21% primarily due to nondeductible expenses and state taxes. See Note 9 for additional information.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA is presented as a measure of the Company’s performance. Adjusted EBITDA is defined as revenues less operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax (benefit)/provision, (iii) depreciation and amortization, and (iv) certain items that we do not consider indicative of its ongoing operating performance at an operating property level.
In evaluating Adjusted EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with generally accepted accounting principles, “GAAP”). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Adjusted EBITDA is included because management uses Adjusted EBITDA to measure performance and allocate resources, and believes that Adjusted EBITDA provides investors with additional information consistent with that used by management.

Reconciliation of Adjusted EBITDA
	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2019	2020	2019
Net income/(loss) (1)	$(262)	$88	$(319)	$136
Income tax (benefit)/provision	(72)	27	(91)	45
Other income	(4)	—	(8)	(1)
Interest expense	106	104	208	210
Depreciation and amortization	109	100	221	206
Other operating costs (2)	16	9	30	21
Stock-based compensation expense	5	9	9	17
Other items (3)	5	2	10	6
Adjusted EBITDA	$(97)	$339	$60	$640
____________________
(1)Includes the CARES Act employee retention credit of $17 million and $33 million for the three and six months ended June 30, 2020, respectively, as a result of the COVID-19 public health emergency.
(2)Amounts primarily represent costs incurred in connection with development activities and reorganization activities, and/or recoveries associated with such items, including acquisition and integration costs, contract exit fees (including exiting the fully bundled sales system of NV Energy for electric service at our Nevada properties), contract termination costs, severance costs, gains and losses on asset sales, demolition costs, and project opening costs.
(3)Amounts include other add-backs and deductions to arrive at adjusted EBITDA but not separately identified such as professional and consulting services, sign-on and retention bonuses, business optimization expenses and transformation expenses, and losses on inventory associated with properties temporarily closed as a result of the COVID-19 public health emergency.
Liquidity and Capital Resources

Liquidity and Capital Resources
As of June 30, 2020, our cash and cash equivalents totaled $646 million. As of June 30, 2020, $23 million of our revolving credit facility was committed to outstanding letters of credit. Our operating activities yielded operating cash outflows of $388 million, which has decreased from operating cash inflows of $540 million for the six months ended June 30, 2019. The decrease was substantially due to the closure of our properties due to the COVID-19 public health emergency which resulted in a $1.1 billion decrease in net revenues. We took steps to preserve our liquidity by reaching agreements with certain of our vendors to defer the timing of our payments in order to preserve cash flows from operations.
During the six months ended June 30, 2020, we paid $197 million in interest related to our debt and financing obligations including $165 million of interest associated with our debt and $32 million of interest related to our financing obligation. On March 16, 2020, in response to the COVID-19 public health emergency, as a precautionary measure, Caesars announced that we had fully drawn the remaining available amount under the CRC Revolving Facility. The total amount of the draw down was approximately $975 million, which was fully repaid as part of the consummation of the Merger. Additional debt was also raised and assumed by CRC in conjunction with the Merger, of which proceeds were used in part to pay down existing debt, pay fees and expenses, and distribute to CEC in support of the Merger. See “Debt Activity and Lease-Related Obligations” section below.
As described above, the CARES Act provides for, among other things, economic relief for wages and benefits paid to employees while they are not providing services during this interruption. Qualifying costs under the CARES Act are certain wages and benefits paid to employees who have no further service requirement. For the six months ended June 30, 2020, we have recorded a benefit of approximately $33 million, which is based on qualifying wages and benefits paid to employees during the applicable closure period from mid-March through June 30, 2020.
Our cash flows from operations have experienced a significant negative effect from our property closures as a result of the COVID-19 public health emergency. On June 4, 2020, the Company began reopening properties and has resumed certain operations at several of our properties as of July 31, 2020, with the exception of The Cromwell, The LINQ Hotel & Casino, Rio All-Suite Hotel & Casino and Planet Hollywood Resort & Casino. Negative cash flows from operations may continue until our operations are able to return to recent historical levels.
Our ability to fund our operations, pay our debt and financing obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could affect our ability to fund liquidity needs, pay indebtedness and financing obligations, and secure additional funds through financing activities.
As described more fully in Summary of Significant Events section above, current and future domestic and global economic conditions, including the effect of COVID-19, are expected to materially affect our future operating results in the short-term as well as our existing cash and cash equivalents balances. While we have undertaken efforts to mitigate the impacts of COVID-19 on our business and maintain liquidity, the extent of the ongoing and future effects of the COVID-19 public health emergency on our business, results of operations and financial condition is uncertain and may adversely impact our liquidity in the future. Our ability to access additional capital may be adversely affected by the disruption in the financial markets caused by the COVID-19 public health emergency, restrictions on incurring additional indebtedness contained in the agreements governing our indebtedness and the impact of the public health emergency on our business, results of operations and financial condition.
Debt Activity and Lease-Related Obligations
We are a highly-leveraged company and had $7.3 billion in face value of debt outstanding and a $1.1 billion failed sale-leaseback financing obligation as of June 30, 2020. As a result, a significant portion of our liquidity needs are for debt service, including significant interest and principal payments associated with our financing obligation for Harrah’s Las Vegas with VICI. As detailed in the table below, our estimated debt service (including principal and interest) is $184 million for the remainder of 2020 and $8.4 billion thereafter to maturity and our estimated financing obligation is $45 million for the remainder of 2020 and $2.7 billion thereafter to maturity.

Financing Activities as of June 30, 2020
	Remaining 2020	Years Ended December 31,
(In millions)		2021	2022	2023	2024	Thereafter	Total
Annual maturities of long-term debt	$24	$47	$1,023	$48	$4,418	$1,710	$7,270
Estimated interest payments	160	310	280	220	220	90	1,280
Total debt service payments (1)	184	357	1,303	268	4,638	1,800	8,550
Financing obligation - principal	7	15	17	20	24	701	784
Financing obligation - interest	38	75	74	73	71	1,635	1,966
Total financing obligation payments (2)	45	90	91	93	95	2,336	2,750
Total financing activities	$229	$447	$1,394	$361	$4,733	$4,136	$11,300
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(1)Debt principal payments are estimated amounts based on maturity dates and borrowings under our revolving credit facility. Interest payments are estimated based on the forward-looking LIBOR curve and include the estimated effect of the ten interest rate swap agreements (see Note 5). Actual payments may differ from these estimates.
(2)Financing obligation principal and interest payments are estimated amounts based on the future minimum lease payments and certain estimates based on contingent rental payments (as described below). Actual payments may differ from the estimates.
As a precautionary measure, on March 16, 2020, we drew the remaining available capacity under each of the CRC Revolving Credit Facility in order to increase our cash position and preserve financial flexibility in light of the uncertainty in the global markets. In accordance with the terms of each of the Revolving Credit Facilities, the proceeds from these borrowings may in the future be used for working capital, general corporate or other purposes permitted by each of the Revolving Credit Facilities. In connection with the consummation of the Merger on July 20, 2020, the outstanding balance on the CRC Revolving Credit Facility was fully repaid.
On May 27, 2020, we distributed cash of $680 million to CEC in accordance with the terms of the CRC Credit Agreement, of which a portion of the distribution was contributed back to CRC from CEC on July 17, 2020. On July 17, 2020, in connection with the Merger, a portion of the distribution of $460 million was contributed back to CRC from CEC.
On July 6, 2020, CRC and CEI issued $1.0 billion aggregate principal amount of 5.75% Senior Secured Notes due 2025 (the “New CRC Notes”). The New CRC Notes will mature on July 1, 2025, with interest on the New CRC Notes to be paid semi-annually in cash in arrears on January 1 and July 1 of each year, commencing January 1, 2021.
On July 20, 2020, in connection with the Merger, CRC increased borrowings under the existing CRC credit agreement in an aggregate principal amount of $1.8 billion and the borrowing capacity of the CRC Revolving Credit Facility in an aggregate principal amount of $25 million. A portion of the proceeds from these arrangements, as well as cash on hand, was distributed to CEC to fund a portion of the cash consideration of the Merger, to repay in full the loans outstanding and terminate all commitments under the CEOC, LLC Credit Agreement, to pay fees and expenses related to the financing arrangements and for general corporate use.

The calculation of the net senior secured leverage ratio for the CRC Revolving Credit Facility is dependent on EBITDA, as defined by the agreement. Due to the closure of our properties, EBITDA has been significantly affected whereby it is reasonably possible that we would be unable to maintain compliance with the financial covenant thereunder. On June 15, 2020, our lenders have agreed to waive this financial covenant through September 30, 2021. The waiver requires us to maintain minimum liquidity, including any such availability under our revolving credit facility. The CRC Revolving Credit Facility has a minimum liquidity requirement of $200 million, which increased to $475 million following the Merger.
For our amended lease with VICI, we assume the renewal is probable and include renewal commitments in the estimated financing obligation in the table above. In addition, the future lease payment amounts included in the table above represent the contractual lease payments adjusted for estimated escalations, as determined by the underlying lease agreement. The estimates are based on the terms and conditions known at the inception of the lease, as amended. However, a portion of the actual payments will be determined in the period in which they are due, and therefore, actual lease payments may differ from our estimates.
In April 2020, we entered into agreements to amend and extend the casino operating contract and ground lease for Harrah’s New Orleans. Due to temporary closure of operations, we negotiated to defer certain payment timing until after the operations resumed. As certain operations resumed at Harrah’s New Orleans on June 13, 2020, we have paid $35 million as of June 30, 2020. Subsequent to June 30, 2020, we paid an additional $29 million related to these agreements.
On July 20, 2020, CEI consummated a series of transactions with VICI in accordance with the Master Transaction Agreement (“MTA”) entered on June 24, 2019 and the Purchase and Sales Agreement entered on September 26, 2019. Among other terms, the Caesars Palace Las Vegas (“CPLV”) Lease with VICI was amended to include Harrah’s Las Vegas (“HLV”) under the CPLV lease and increased HLV’s annual rent by $15 million. Proceeds from VICI for the amendments were also used by CEI, in part, to support the Merger.
We are continually evaluating opportunities to improve our capital structure and will seek to refinance our financial obligations or otherwise engage in transactions effecting our capital structure when market and other conditions are attractive to us. These transactions may involve refinancing, new senior credit facilities, tender or exchange offers, issuance of new bonds and/or sale-leasebacks.
Capital Spending and Development
We incur capital expenditures in the normal course of business, and we perform ongoing refurbishment and maintenance at our properties to maintain our quality standards. We also continue to pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities, and online businesses that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities and established debt programs, while cash used for development projects is typically funded from our established debt programs, specific project financing, and additional debt offerings. In response to the financial uncertainty due to the COVID-19 public health emergency, where possible, we have delayed planned capital expenditures for non-essential projects and maintenance.
Capital expenditures were $211 million during the six months ended June 30, 2020 in support of our hotel renovation projects at certain properties and a new convention center in Las Vegas (“CAESARS FORUM”). Our projected capital expenditures for 2020 are primarily related to the CAESARS FORUM and hotel improvement projects at certain properties. In response to the financial uncertainty due to the COVID-19 public health emergency as discussed above, we have delayed capital expenditures for non-essential projects and maintenance. When operations fully resume, we expect to have sufficient liquidity to fund essential capital expenditures through borrowings and cash flows generated by operating activities.
Our planned development projects, if they proceed, will require significant capital commitments, individually and in the aggregate, and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion, and the commencement of operations of development projects are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. We must also comply with covenants and restrictions set forth in our debt agreements. Under our lease agreement with VICI for Harrah’s Las Vegas, including our amended lease, we are required to spend certain minimum amounts on capital expenditures.
There are various risks and uncertainties and the expected capital expenditures set forth above may change for various reasons, including our financial performance and market conditions.

We are considering divestiture opportunities of non-strategic assets and properties. If the completion of a sale is more likely than not to occur, we may recognize impairment charges for certain of our properties to the extent current expected proceeds are below our carrying value and such impairments may be material.
As described above, CEC contributed CEOC LLC and substantially all of its subsidiaries to CRC upon the consummation of the Merger. The liquidity and capital resources described above do not reflect the expected changes from the contribution.
Related Party Transactions
For a description of the nature and extent of related party transactions, see Note 10.
Critical Accounting Policies and Estimates
For information on critical accounting policies and estimates, see “Critical Accounting Policies and Estimates” in MD&A of the 2019 Annual Report for discussion about the valuation of goodwill and other intangible assets. We identified goodwill associated with a reporting unit that exceeded the estimated fair value by a low margin. In addition to this reporting unit, we identified goodwill associated with one additional reporting unit that exceeded its carrying value by a low margin. We also identified gaming rights associated with a separate property with gaming rights that exceeded their carrying value by a low margin. Our estimates include significant assumptions which are highly subject to uncertainty and to change, including factors which may be outside of our control. We may record material impairments in the future if these assumptions change or events develop or progress other than as we assumed.
Recently Issued Accounting Standards
See Note 2 for discussion of the adoption and potential effects of recently issued accounting standards.
Contractual Obligations and Commitments
Material changes to our aggregate indebtedness, if any, are described in Note 7.
Except as described in Note 6, as of June 30, 2020, there have been no material changes outside of the ordinary course of business to our other known contractual obligations, which are set forth in the table included in Item 7 in our 2019 Annual Report.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this report, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Specifically, forward-looking statements may include, among others, statements concerning:
•the impact of COVID-19 on our business and financial condition;
•projections of future results of operations or financial condition;
•expectations regarding our business and results of operations of our existing casino properties and prospects for future development;
•expectations regarding trends that will affect our market and the gaming industry generally and the impact of those trends on our business and results of operations;
•development of our announced convention center in Las Vegas, CAESARS FORUM, and certain of our other announced projects are subject to risks associated with new construction projects;
•our ability to comply with the covenants in the agreements governing our outstanding indebtedness and leases;
•our ability to meet our projected debt service obligations, operating expenses, and maintenance capital expenditures;
•expectations regarding availability of capital resources;
•our intention to pursue development opportunities, including the development of a mixed-use entertainment and hospitality destination expected to be located on unused land adjacent to the Pompano casino and racetrack, and additional acquisitions and divestitures;
•we may not be able to realize the anticipated benefits of our acquisition of Centaur;
•the impact of regulation on our business and our ability to receive and maintain necessary approvals for our existing properties and future projects and operation of online sportsbook, poker and gaming
Any forward-looking statements are based upon underlying assumptions, including any assumptions mentioned with the specific statements, as of the date such statements were made. Such assumptions are in turn based upon internal estimates and analyses of market conditions and trends, management plans and strategies, economic conditions and other factors. Such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control, and are subject to change. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend upon future circumstances that may not occur. Actual results may differ materially from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. Forward-looking statements should not be regarded as a representation by us or any other person that the forward-looking statements will be achieved. Undue reliance should not be placed on any forward-looking statements. Some of the contingencies and uncertainties to which any forward-looking statement contained herein are subject include, but are not limited to, the following:
•the extent and duration of the impact of the global COVID-19 public health emergency on the Company’s business, financial results and liquidity;
•the duration of closure of our properties, which we cannot predict at this time;
•the impact and cost of new operating procedures expected to be implemented upon re-opening of the Company’s casinos;
•the impact of actions we have undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 public health emergency, which could negatively impact guest loyalty and our ability to attract and retain our employees;

•the impact of the COVID-19 public health emergency and resulting unemployment and changes in general economic conditions on discretionary consumer spending and customer demand;
•our substantial indebtedness and significant financial commitments, including our obligations under our lease arrangements, could adversely affect our results of operations and our ability to service such obligations, react to changes in our markets and pursue development and acquisition opportunities;
•restrictions and limitations in agreements governing our debt and leased properties could significantly affect our ability to operate our business and our liquidity;
•financial, operational, regulatory or other potential challenges that may arise as a result of leasing of a number of our properties;
•our facilities operate in very competitive environments and we face increasing competition including through legalization of online betting and gaming;
•uncertainty regarding legalization of betting and online gaming in the jurisdictions in which we operate and conditions applicable to obtaining the licenses required to enable our betting and online gaming partners to conduct betting and gaming activities;
•the ability to identify suitable acquisition opportunities and realize growth and cost synergies from any future acquisitions;
•future maintenance, development or expansion projects will be subject to significant development and construction risks;
•our gaming operations are highly regulated by governmental authorities and the cost of complying or the impact of failing to comply with such regulations;
•changes in gaming taxes and fees in jurisdictions in which we operate;
•risks relating to pending claims or future claims that may be brought against us;
•changes in interest rates and capital and credit markets;
•our ability to comply with certain covenants in our debt documents and lease arrangements;
•the effect of disruptions to our information technology and other systems and infrastructure;
•our ability to attract and retain customers;
•weather or road conditions limiting access to our properties;
•the effect of war, terrorist activity, acts of violence, natural disasters, public health emergencies and other catastrophic events;
•the intense competition to attract and retain management and key employees in the gaming industry; and
•the other factors set forth under “Risk Factors” in Part II, Item 1A of this report and in Part 1, Item 1A of our 2019 Annual Report.
In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur. These forward-looking statements speak only as of the date on which this statement is made, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.
You should also be aware that while we from time to time communicate with securities analysts, we do not disclose to them any material non-public information, internal forecasts or other confidential business information. Therefore, you should not assume that we agree with any statement or report issued by any analyst, irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain projections, forecasts or opinions, those reports are not our responsibility and are not endorsed by us.

Item 3. Quantitative and Qualitative Disclosures About Market Risk
Of our $7.3 billion face value of debt, as of June 30, 2020, we have entered into ten interest rate swap agreements to fix the interest rate on $3.0 billion of variable rate debt, and $2.6 billion of debt remains subject to variable interest rates for the term of the agreement. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk. We do not purchase or hold any derivative financial instruments for trading purposes. See Note 5 for additional information.
There have been no other material changes to our market risk in 2020. For information on our exposure to market risk, refer to Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk,” contained in our 2019 Annual Report.
Item 4. Controls and Procedures
Item 4, “Controls and Procedures,” has been omitted from this report pursuant to Section 4.02 of the CRC Indenture.

PART II—OTHER INFORMATION
Item 1.Legal Proceedings
The Company is party to ordinary and routine litigation incidental to our business. See Note 6.

Item 1A.Risk Factors
A description of our risk factors can be found in our 2019 Annual Report for the year ended December 31, 2019. There have been no material changes to those risk factors during the six months ended June 30, 2020, except for the following additional risk factors related to the impact of COVID-19 and the Merger.
The outbreak of COVID-19 has impacted our operations and caused an economic downturn, widespread unemployment and an adverse impact on consumer sentiment. Such negative impacts could continue for an extended period of time and may worsen.
On March 13, 2020, in response to the coronavirus public health emergency the U.S. government declared a national state of emergency. In an effort to help control the spread of COVID-19, public health officials imposed or recommended various measures, including social distancing, quarantine and stay-at-home or shelter-in-place directives, limitations on the size of gatherings, closures of work facilities, schools, public buildings and businesses, and cancellation of events, including sporting events, concerts, conferences and meetings. As a result of orders issued by governmental authorities in the states in which our properties operate, all of our properties were closed beginning on March 18, 2020. While our properties have reopened, our operations, financial results and cash flows have been affected by social distancing measures, including reduced gaming operations arising from the reconfiguration of our gaming floor, limitations on the number of customers present in our facilities, implementation of additional health and safety measures, restrictions on hotel, food and beverage outlets and limits on concerts, conventions or special events that would otherwise attract customers to our properties. We expect that our operations will continue to be impacted by such restrictions for the foreseeable future. In addition, our operations, financial results and cash flows would be further adversely affected by the implementation or extension of new or existing restrictions, including reinstatement of shelter-in-place requirements or additional restrictions on travel and business operations. The implementation of stay-at-home or additional social distancing and mitigation measures in response to COVID-19 or other public health emergencies could cause future closures of all or a portion of our properties, which would adversely affect operations, financial results and cash flows.
COVID-19 has materially adversely affected the economy and financial markets of the United States and the world and has resulted in widespread unemployment in the United States. Consumer demand for casino hotel and racetrack properties such as ours is particularly sensitive to downturns in the economy, unemployment and the associated impact on discretionary spending on leisure activities which bring demand for casino hotel properties such as ours. Reduced customer demand could result in lower occupancy rates, reduced visitation and additional disruptions in our casino business. The extent of changes in customer demand resulting from the economic downturn, widespread unemployment, reduced consumer confidence and consumer fears on our properties cannot reasonably be determined, but the impact of such factors may be significant and protracted.
As a result of the foregoing, we cannot predict the ultimate scope, duration and impact of the COVID-19 public health emergency, but we expect that it will continue to have a material impact on our business, financial condition, liquidity, results of operations (including revenues and profitability) and stock price for an extended period of time. The impact of the COVID-19 public health emergency may also have the effect of exacerbating many of the other risks described in our Annual Report for the year ended December 31, 2019.
We have undertaken aggressive actions to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 public health emergency, which could negatively impact guest loyalty and our ability to attract and retain employees.
As a result of the closure of all of our properties and the continued uncertainty regarding the duration and severity of this public health emergency, we have taken steps to reduce operating costs and improve efficiencies, including furloughing approximately 90% our employees while our casinos were closed. Such steps, and further changes we may make in the future to reduce costs, may negatively impact guest loyalty or our ability to attract and retain employees, and our reputation may suffer as a result. While a significant number of our employees returned to work once our casinos reopened, our operations continue to be affected by COVID-19 and our full work force has not returned. If our furloughed employees do not return to work with us when the COVID-19 public health emergency subsides, including because they find new employment during the furlough, we may experience operational challenges that may impact our ability to resume operations in full. We may also face demands or requests from labor unions that represent our employees, whether in the course of our periodic renegotiation of our collective bargaining agreements, for additional health and safety measures, compensation, healthcare benefits or other terms as a result of COVID-19 that could increase costs, and we could experience labor disputes or disruptions as we continue to implement our COVID-19 mitigation plans.
Item 2.Unregistered Sales of Equity Securities and Use of Proceeds
None.
Item 3.Defaults Upon Senior Securities
None.
Item 4.Mine Safety Disclosures
Not applicable.
Item 5.Other Information
None.

Item 6.Exhibits

			Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

*4.4	Supplemental Indenture, dated as of July 20, 2020, to Indenture (CRC Secured Notes), dated as of July 6, 2020, by and among Colt Merger Sub, Inc., CRC Finco, Inc., Caesars Resort Collection, LLC, the subsidiary guarantors party thereto, U.S. Bank National Association and Credit Suisse AG, Cayman Islands Branch (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed by Caesars Entertainment, Inc. on July 21, 2020).	—	8-K	—	4.4	7/21/2020

*10.1	Amended and Restated Casino Operating Contract, dated April 1, 2020, by and between Jazz Casino Company, L.L.C. and the State of Louisiana, by and through the Louisiana Gaming Control Board.	—	8-K	—	10.1	4/6/2020

*10.2	Second Amended and Restated Lease Agreement, dated April 3, 2020, by and among Jazz Casino Company, L.L.C., New Orleans Building Corporation and the City of New Orleans.	—	8-K	—	10.2	4/6/2020

*10.3	Letter agreement, dated April 3, 2020, by and among Jazz Casino Company, L.L.C., New Orleans Building Corporation and the City of New Orleans.	—	8-K	—	10.3	4/6/2020

*10.4	First Amendment to the Amended and Restated Casino Operating Contract, made and entered into as of April 9, 2020, and made effective as of April 1, 2020, by and between Jazz Casino Company, L.L.C., and the State of Louisiana, by and through the Louisiana Gaming Control Board.	—	8-K/A	—	10.4	4/14/2020

**10.5	Incremental Assumption Agreement No. 1, dated as of July 20, 2020, by and among Caesars Resort Collection, LLC, the subsidiary guarantors party thereto, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Caesars Entertainment, Inc. on July 21, 2020).	—	8-K	—	10.3	7/21/2020

**10.6	Incremental Assumption Agreement No. 2, dated as of July 20, 2020, by and among Caesars Resort Collection, LLC, the subsidiary guarantors party thereto, the lender party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by Caesars Entertainment, Inc. on July 21, 2020).	—	8-K	—	10.4	7/21/2020

**10.7	First Amendment to Third Amended and Restated Omnibus License and Enterprise Services Agreement, dated as of July 20, 2020, by and among Caesars Enterprise Services, LLC, CEOC, LLC, Caesars Resort Collection LLC, Caesars License Company, LLC and Caesars World LLC (including as Exhibit A thereto a conformed copy of the Third Amended and Restated Omnibus License and Enterprise Services Agreement, dated as of December 26, 2018, as amended).	—	8-K	—	10.13	7/21/2020

*	Filed by Caesars Holdings, Inc.
**	Filed by Caesars Entertainment, Inc.